Exhibit 99.1

FOR IMMEDIATE RELEASE

Media: Julie Ketay, 312.558.8727

Analysts: Aaron Hoffman, 312.558.8739

SARA LEE REPORTS INCREASED SALES FOR FIRST QUARTER FISCAL 2004

Company exceeded earnings outlook range and EPS consensus for the quarter

Cash flow from operations increased by $145 million to record first-quarter level

CHICAGO (Oct. 23, 2003) – Sara Lee Corporation today reported that net sales for the first quarter of fiscal 2004, ending Sept. 27, 2003, increased 3% to $4.7 billion, compared to $4.5 billion in the prior year’s quarter. The company reported increased sales for four of its five lines of business – Meats, Bakery, Beverage and Household Products – offset, in part, by lower sales in the Intimates and Underwear operations. Revenues in the quarter benefited from base business growth in the Meats, Beverage and Household Products operations as well as favorable foreign currency exchange rates.

Unit volumes were up in the company’s Meats and Household Products operations, flat in the Beverage business and down in Bakery and Intimates and Underwear, resulting in a 3% decline in corporate unit volumes during the quarter.

The company reported diluted earnings per share (EPS) for the first quarter of $.29 compared to $.38 in the prior year. Sara Lee exceeded the First Call analyst estimate consensus of $.26 for the quarter as well as the company’s EPS forecast range of $.23 to $.28.

Cash flow from operations grew $145 million to $319 million, a record first-quarter level for the company. The increase was driven by a significant decrease in the use of funds for working capital.

Sara Lee Corporation Reports Increased Sales for

First Quarter Fiscal 2004 – Page 2

Total media advertising and promotion (MAP) spending rose 7% in the quarter, including a 10% increase in media advertising and a 4% increase in other advertising and promotions. Higher spending was reported in Bakery, Household Products and Intimates and Underwear.

“We are pleased with the sales growth in Sara Lee’s Meats, Bakery, Beverage and Household Products lines of business, with innovative new products such as Hillshire Farm Deli Select Ultra Thin sliced meats; Sara Lee fresh breads, buns and rolls; the Senseo coffee system; and Sanex deodorants leading the way,” said C. Steven McMillan, chairman, president and chief executive officer of Sara Lee Corporation. “In addition, we are beginning to see the benefits of recent restructuring initiatives at Bakery, and we anticipate ongoing performance improvements for that business. In Intimates and Underwear, sales were lower as our retail customers continue to reduce inventory levels compared to a very robust first quarter of last year, but we expect inventories to normalize and our sales to increase in the coming six to nine months.

“We continued to generate strong cash flow in the first quarter. In addition to a significant increase in cash from operations, capital expenditures declined approximately $40 million, and we received $73 million from the sale of our minority interest in Johnsonville Foods. We used these funds to repay debt and return value to shareholders in the form of increased dividends and share repurchases,” added McMillan.

Performance Review

A performance review for each line of business follows. All dollar amounts are in millions. Unit volumes exclude acquisitions and divestitures.

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First Quarter Fiscal 2004 – Page 3

MEATS

Sara Lee Meats is a leader in the branded packaged meats business in the United States, Europe and Mexico.

First Quarter Highlights

•	Global unit volumes increased on strength in U.S. retail and deli

•	European meats business increased operating segment income and margins

•	Supply chain improvements continued to produce cost savings

•	Strong new product performance contributed to sales

•	Higher raw material costs negatively affected overall margins

	First Quarter		Dollar Change	Percent Change
In millions	2004	2003
Net sales	$995	$923	$72	7.8%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(28)	$28

Operating segment income	$101	$90	$11	13.3%

Increase / (decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(4)	$4
Exit activities and business dispositions	5	1	4

Unit volume change vs. 2003

First Quarter 2004
Global unit volume	1%
U.S.	2%
Retail	2%
Deli	11%
Foodservice	(2)%
Europe	(1)%
Mexico	1%

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First Quarter Fiscal 2004 – Page 4

Overview

•	Sales for the quarter rose 8% driven by a 2% increase in U.S. unit volumes, higher net product prices resulting from increased raw material costs, favorable product mix and the impact of the strengthening of the euro.

•	Operating segment income rose 13%, resulting from increased sales, favorable currency exchange rates, cost savings from supply chain improvements and a gain on the disposition of a minority ownership position; these gains were partially offset by the impact of higher raw material costs, increased pension expense and restructuring activities.

•	MAP spending fell 7% in the quarter, due primarily to the timing of several media campaigns.

Retail

•	U.S. retail unit volumes increased 2%, driven by growth in hot dogs and corn dogs combined with strong performance by several new products including Hillshire Farm Deli Select Ultra Thin sliced meats, Jimmy Dean Fresh Taste. Fast! pre-cooked bacon and sausages and the new Jimmy Dean breakfast sandwiches.

•	Deli unit volumes grew 11%, driven by increased distribution levels and successful marketing campaigns for the Sara Lee deli brand.

•	Internationally, the European meats business showed both sales and profit growth in the quarter, driven by the strength of the euro and lower raw material costs. In Mexico, unit volumes were up due to an increased number of direct-store delivery (DSD) routes, but profits fell as a result of higher raw material costs and increased selling and distribution expenses.

Foodservice

•	Foodservice unit volumes in the United States were down 2%, but sales and profits were up as a result of improved operational performance.

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BAKERY

Sara Lee Bakery is a leader in the U.S. fresh baked goods market, and holds important positions in the U.S. and European refrigerated dough and European fresh bread markets. Sara Lee Bakery also enjoys leading positions in frozen baked goods in both the United States and Australia.

First Quarter Highlights

•	Net sales rose, driven by new products and currency

•	Sara Lee brand sales increased by more than 50%

•	Cost savings initiatives continued

	First Quarter		Dollar Change	Percent Change
In millions	2004	2003
Net sales	$836	$822	$14	1.7%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(21)	$21

Operating segment income	$40	$45	$(5)	(10.6)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(2)	$2
Exit activities and business dispositions	(3)	1	(4)
Accelerated depreciation	(1)	—	(1)

Unit volume change vs. 2003

First Quarter 2004
Global unit volume	(2)%
U.S.	(3)%
Fresh baked goods	(3)%
Refrigerated dough	(1)%
Frozen retail	17%
Foodservice	(11)%
Europe	(1)%
Fresh	0%
Refrigerated	(5)%
Australia	10%

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First Quarter Fiscal 2004 – Page 6

Overview

•	Revenues for the quarter rose 2% as a result of new product performance, strong sales in the Spanish fresh bread division, frozen retail baked goods and refrigerated dough in the United States, and favorable currency trends. Sales increases were partially offset by continued softness at U.S. fresh bakery and bakery foodservice.

•	Operating segment income declined primarily due to restructuring actions taken to continue to reduce the complexity of the U.S. fresh bakery business. The remaining profit decline was attributable to higher commodity, labor and pension costs and increased marketing spending, partially offset by foreign currency and benefits from restructuring activities implemented in the second half of fiscal 2003.

•	Sara Lee Bakery continued to increase investment behind its brands with media advertising up 12% and total MAP spending up 25% for the quarter. Sara Lee brand sales rose by more than 50% in the United States, driven by the success of fresh breads, buns and rolls.

Fresh Baked Goods

•	Strong sales growth for fresh bakery products sold under the Sara Lee brand in the United States was offset by ongoing softness in regional fresh bread brands. The company will continue to introduce innovative Sara Lee branded products, increase its focus on sales execution and examine ways to reduce the complexity of its operations.

•	European baking showed significant sales and profit growth driven by the ongoing success of Bimbo branded crustless breads in Spain and Portugal.

Refrigerated Dough

•	U.S. refrigerated dough reported increased sales and operating segment income driven by manufacturing cost-reduction programs and select price increases to cover higher raw material costs.

•	The European refrigerated dough business was negatively affected by an extremely hot summer in Europe.

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Frozen Baked Goods

•	Unit volumes for U.S. frozen baked goods increased 17% driven by strength in Sara Lee’s heritage products – Danish, cheesecake and pound cake – and very strong in-store bakery pie sales.

•	Sales and profits were up significantly for the frozen business in Australia, driven by currency and increased ice cream sales.

•	Results for the foodservice bakery business in the United States declined primarily due to lower sales to key customers.

BEVERAGE

Sara Lee Beverage is one of the largest producers of roast and ground coffee in the world, competing in both retail and out-of-home categories. Its primary markets are Europe, the United States and Brazil.

First Quarter Highlights

•	Sales and operating segment income increased in the U.S. retail coffee business

•	Senseo growth continued in Europe

•	Revenues increased in Brazil

•	Strong euro contributed to sales and operating segment income increases

	First Quarter		Dollar Change	Percent Change
In millions	2004	2003
Net sales	$692	$619	$73	11.8%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(52)	$52

Operating segment income	$98	$86	$12	13.1%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(11)	$11

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First Quarter Fiscal 2004 – Page 8

Unit volume change vs. 2003

First Quarter 2004
Global unit volume	0%
Retail	0%
Europe	1%
U.S.	18%
Brazil	(9)%
Out-of-home	(1)%
Europe	(5)%
U.S.	0%

Overview

•	The strong euro increased sales and operating segment income. Higher coffee prices and an improved product mix also added to sales, while the profit gain resulting from the strengthening of the euro was partially offset by higher green coffee costs and pension costs.

•	MAP spending for the Beverage business fell 15% in the quarter due to timing differences compared to last year and reduced levels of promotional spending for Senseo.

Retail

•	European retail coffee sales and margins were primarily driven by Senseo in the quarter. Senseo Choice, three new coffee flavors under the names Milano, Vienna and Rio de Janeiro, was launched in the Netherlands at the end of the quarter. Senseo’s innovative in-home coffee maker and coffee pads will launch in Denmark in the second quarter of fiscal 2004.

•	Unit volumes increased for all major U.S. retail coffee brands – Hills Bros, Chock full o’Nuts and MJB – as market shares grew on the strength of more effective promotions. Sales and operating segment income in this business rose as a result of the higher volumes plus a price increase implemented in the second half of fiscal 2003 to cover higher green coffee costs.

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•	In Brazil, several price increases were taken in fiscal 2003 and in the first quarter of fiscal 2004 to cover higher green coffee, freight and energy costs. Sales and operating segment income rose during the quarter, although the price increases negatively affected unit volumes.

Out-of-home

•	Unit volumes for Cafitesse, the liquid coffee concentrate system, increased in both the United States and Europe, with double-digit gains in the U.S. foodservice market. Traditional roast and ground foodservice unit volumes declined, due to hot weather in Europe and lower same-customer-sales and price competition in the United States.

•	Cafitesse 700, the latest addition to the Cafitesse coffee system line that offers 12 coffee varieties, started its rollout during the quarter with launches in the Netherlands, Belgium and Germany.

HOUSEHOLD PRODUCTS

Household Products is Sara Lee’s most global business, with important positions in four core product categories: body care, air care, shoe care and insecticides. This line of business also includes Direct Selling, which sells directly to consumers through an independent sales force in countries around the world.

First Quarter Highlights

•	Core unit volumes grew 5%

•	Sales rose in body care and insecticides

•	Direct Selling sales rose significantly in all major markets

	First Quarter		Dollar Change	Percent Change
In millions	2004	2003
Net sales	$540	$478	$62	12.9%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(37)	$37

Operating segment income	$67	$72	$(5)	(6.4)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(4)	$4
Exit activities and business dispositions	(2)	—	(2)

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Unit volume change vs. 2003

First Quarter 2004
Global unit volume	5%
Body Care	10%
Air Care	(3)%
Shoe Care	(9)%
Insecticides	20%

Overview

•	Overall unit volume growth of 5% in the four core Household and Body Care categories was driven by good performance in body care and insecticides, partially offset by volume weakness in shoe care and air care.

•	Operating segment income fell, driven by increased marketing spending, higher pension costs and investments in Direct Selling in Brazil.

•	Direct Selling continued the momentum started in the fourth quarter of fiscal 2003 with sales growth in Australia, Mexico, Argentina, the Philippines, Japan and South Africa.

•	Media advertising for Household Products increased 15% in the quarter due to support for the international launch of Kiwi Fresh Force shoe freshener, increased Sanex advertising and seasonal campaigns for insecticides.

Household and Body Care

•	Body care sales growth was driven by the Sanex brand’s strong performance, particularly Sanex deodorants in the U.K., and other bath and shower products across Europe.

•	Sales and unit volumes for the local bath and shower brands Duschdas (Germany), Badedas (Italy) and Radox (U.K., Australia) grew during the quarter, as a result of increased promotional spending as well as the hot summer in Europe.

•	Growth for Ambi Pur air fresheners in Asia, fueled by growth in Malaysia and Indonesia plus the launch of Ambi Pur Car in India and China, could not offset sales declines in the United States and Europe. On the new products front, Ambi Pur fragrance burner was launched in the U.K. and France in early October.

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First Quarter Fiscal 2004 – Page 11

•	Shoe care unit volumes declined due to trade inventory reductions in the United States and the impact of counterfeit products in Africa. However, Kiwi Fresh Force shoe freshener has been successfully introduced in 11 countries and is expected to meet its sales expectations for the year.

•	The insecticides category benefited from the warm weather in Europe and significant sales growth in India.

Direct Selling

•	Sales growth in Direct Selling resulted from performance improvements across the business, including an increase in the number of independent sales representatives in various countries, successful marketing programs in Mexico, further recovery of the business in Argentina, new product launches in Australia and sales momentum at start-up operations in Brazil.

•	Operating segment income in Direct Selling fell as a result of increased selling, general and administrative costs, and continued investments in Brazil.

INTIMATES AND UNDERWEAR

Sara Lee’s Intimates and Underwear line of business includes intimate apparel, knit products and legwear marketed under some of the most powerful brand names in the apparel industry. Sara Lee holds leading share positions in these categories in both North America and Europe.

First Quarter Highlights

•	Sales, unit volumes and operating segment income declined in all three major product categories

•	A very strong quarter last year and retail inventory reductions this year made for difficult comparisons in this quarter

•	New products performed well, supported by increased media advertising spending

•	New business model continued to reduce manufacturing costs

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First Quarter Fiscal 2004 – Page 12

	First Quarter		Dollar Change	Percent Change
In millions	2004	2003
Net sales	$1,604	$1,693	$(89)	(5.3)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(47)	$47

Operating segment income	$127	$213	$(86)	(40.6)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(4)	$4
Exit activities and business dispositions	(4)	7	(11)

Unit volume change vs. 2003

First Quarter 2004
Global unit volume	(7)%
Intimate Apparel - Global	(7)%
U.S.	(11)%
Europe	(2)%
Knit Products - Global	(7)%
U.S.	(6)%
Europe	(18)%
Legwear - Global	(7)%
Sheer Hosiery - Global	(17)%
Socks - Global	5%

Overview

•	First quarter sales declined 5% and global unit volumes fell 7%. The declines were primarily the result of significant year-over-year reductions in inventory levels for intimate apparel and underwear at U.S. retailers, a further decline in the worldwide sheer hosiery market and price decreases in the U.S. printables market.

•	Operating segment income declined 41% due to lower unit volumes, increased cotton costs, higher pension costs, increased MAP spending and restructuring activities.

•	MAP spending increased 18%, including a 48% rise in media advertising.

•	Higher costs were partially offset by manufacturing savings.

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First Quarter Fiscal 2004 – Page 13

Intimate Apparel

•	Global intimate apparel unit volumes fell 7%, reflecting a reduction in inventory levels in the U.S. mid-tier and department store channels compared to last year’s quarter when inventories at these stores strongly increased. In Europe, Dim (France) and Courtaulds (U.K.) showed strong volume growth, which more than offset unit volume weakness in the Italian intimates business.

•	The Playtex Thank Goodness It Fits half-size bra line was successfully introduced in the United States, aided by strong media advertising support in the quarter.

•	The European intimates businesses continued to support their most important brands with higher MAP spending. In France, the Unno brand was launched with an eye-catching television advertising campaign, and advertising support was provided for Playtex Magic Feeling and Dim Sexy Pockets.

Knit Products

•	U.S. underwear unit volumes, sales and profits declined as key mass retailers continued to reduce the amount of inventory supporting their businesses compared to year-ago levels.

•	In the women’s underwear segment, Hanes Her Way Body Creations panties continued to perform well, helped by new packaging and a television advertising campaign. Hanes Authentic, a new underwear line aimed at younger women that was launched at the end of last fiscal year, showed good initial results, and Hanes Her Way at Home sleepwear also performed well.

•	Non-U.S. underwear unit volumes and sales were down. However, underwear profits outside the United States rose, driven by strong results for Dim Men and Abanderado.

•	U.S. activewear unit volumes decreased in the quarter, reflecting lower unit volumes in Printables and Casualwear, partially offset by stronger volumes for Champion. Sales and profits in Printables’ T-shirt business fell as a result of strong price competition in the category.

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Legwear

•	Worldwide unit volume for legwear fell 7%, combining a 17% decline for sheer hosiery with a 5% unit volume increase for socks.

•	In the sheer hosiery category, the lower unit volume reflects continued category declines in major markets, exacerbated by an unusually warm summer in Europe.

•	Unit volume growth for socks was driven by strong gains in the U.S. mass retail channel. U.S. socks unit volume increased 8% over a strong first quarter of fiscal 2003 when the business posted a 25% increase over the first quarter of fiscal 2002.

Net Interest Expense, General Corporate Expenses, Tax Rate and Share Repurchase

Net interest expense was $49 million for the first quarter, compared with $48 million in last year’s first quarter. General corporate expenses increased 39% due to higher benefit and other administrative costs. The effective tax rate was 18% for both the first quarter of fiscal 2004 and fiscal 2003. During the first quarter of fiscal 2004, Sara Lee Corporation repurchased more than 13 million shares of its common stock at an average price of $19.01 per share. Approximately 39 million shares remain authorized by the Board of Directors for repurchase.

Exit and Business Disposition Activities

During the first quarter of fiscal 2004, the corporation recognized $4 million of pretax costs related to exit and business disposition activities as compared to $9 million of pretax income from these activities in the first quarter of fiscal 2003. The $4 million of costs in the first quarter of fiscal 2004 consists of $9 million of income related to the disposition of businesses and investments and $13 million of costs related to exit costs. The $9 million of income related to the disposition of businesses and investments primarily consists of a $13 million gain resulting from the disposition of a minority ownership position in Johnsonville Foods Inc., offset by costs associated with the anticipated disposition of a component of a business. The $13 million of exit costs consists of $8 million of severance and $5 million of anticipated losses on the disposal of certain fixed assets. The exit and business disposition activities recognized in the first quarter of fiscal 2004 had no net impact on the diluted EPS reported in the quarter.

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First Quarter Fiscal 2004 – Page 15

The $9 million of income in the first quarter of fiscal 2003 resulted from the corporation completing various business reshaping actions for amounts more favorable than previously estimated. As a result of these actions, net income and diluted EPS increased by $7 million and $.01, respectively.

Outlook

Sara Lee’s management currently expects diluted EPS for the second quarter of fiscal 2004 to fall within a range of $.35 to $.40, compared to $.42 in the year-ago period. Full-year fiscal 2004 diluted EPS are expected to be in a range of $1.51 to $1.61, compared to $1.50 in fiscal 2003.

Management expects the challenging market conditions that affected operations in the first quarter of fiscal 2004, including higher raw material costs, competitive pricing in printables and weak foodservice markets, to continue into the second quarter of this year. For full fiscal 2004, however, four of the company’s five lines of business – Meats, Bakery, Beverage and Household Products – are expected to show good gains in operating segment income, driven by higher sales from new product activity, select price increases to cover higher raw material costs and an improved economic and retail environment. Intimates and Underwear operating segment income will be down for the year, although improving on a year-over-year basis in the second half as new product activity and a better market environment drive performance. At current exchange rates, primarily relating to the euro, foreign currency translations are expected to have a positive impact on fiscal 2004 results.

Webcast

Sara Lee Corporation’s review of first quarter results for fiscal 2004 will be broadcast live via the Internet today at 9 a.m. CDT. During the webcast, the company will discuss first quarter results and provide an outlook for the second quarter and full fiscal year. The live webcast can be accessed at www.saralee.com, and is anticipated to conclude by 10 a.m. CDT. For people who are unable to listen to the webcast live, the earnings review will be available two hours following the completion of the webcast in the Investors section of the Sara Lee corporate Web site until Thursday, Nov. 6, 2003.

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Forward-looking statements

This news release contains certain forward-looking statements concerning Sara Lee’s expected financial results and cost savings for the second quarter and full fiscal year 2004. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the corporation wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are the following: (i) impacts on reported earnings from fluctuations in foreign currency exchange rates – particularly the euro – given Sara Lee’s significant concentration of business in Western Europe; (ii) significant competitive activity, including advertising, promotional and price competition, and changes in consumer demand for Sara Lee’s products; (iii) a significant reduction in Sara Lee’s business with any of its major customers, such as Wal-Mart, the corporation’s largest customer, including a reduction resulting from adverse developments in the customer’s business; (iv) the impact of declines in equity markets on the funded status and annual expense of the corporation’s defined benefit pension plans and the impact of such market declines on consumer spending; (v) Sara Lee’s ability to continue to source production and conduct manufacturing and selling operations in various countries due to changing business conditions, the financial condition of suppliers and political environments; (vi) Sara Lee’s ability to achieve planned cash flows from capital expenditures and acquisitions, particularly Earthgrains, and the impact of changing interest rates and the cost of capital on the discounted value of those planned cash flows; (vii) Sara Lee’s ability to realize the estimated savings and productivity improvements associated with prior restructuring initiatives; (viii) fluctuations in the cost and availability of various raw materials; (ix) the impact of various food safety issues on the consumption of meat products in the United States and parts of Europe; (x) credit and other business risks associated with customers operating in a highly competitive retail environment; and (xi) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance. In addition, the corporation’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes, and laws and regulations in markets where the corporation competes.

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First Quarter Fiscal 2004 – Page 17

We have provided additional information in our Form 10-K for fiscal 2003, which readers are encouraged to review, concerning factors that could cause actual results to differ materially from those in the forward-looking statements. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Description

Sara Lee Corporation (www.saralee.com) is one of the world’s leading branded consumer packaged goods companies, selling its products in nearly 200 countries. The company has three global businesses – Food and Beverage, Intimates and Underwear, and Household Products – through which it manufactures and markets products of exceptional quality and value under leading, well-known brand names such as Sara Lee, Earth Grains, Jimmy Dean, Douwe Egberts, Chock full o’ Nuts, Hanes, Playtex, Bali, Dim, Kiwi, Ambi Pur and Sanex.

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Consolidated Statements of Income	Sara Lee Corporation (NYSE)

(in millions except per share amounts)
	Thirteen Weeks Ended
	September 27, 2003	September 28, 2002	Percent Change
Net sales	$4,666	$4,534	2.9%

Cost of sales	2,868	2,752
Selling, general and administrative expenses	1,465	1,366
(Income) charges for exit activities and business dispositions	4	(9)
Interest expense	70	67
Interest income	(21)	(19)

	4,386	4,157

Income before income taxes	280	377	(25.7)
Income taxes	50	69

Net income	$230	$308	(25.4)

Net income per common share
Basic	$0.29	$0.39	(25.6)

Diluted	$0.29	$0.38	(23.7)

Average shares outstanding
Basic	780	782

Diluted	804	814

See accompanying note to financial statements.

Operating Results by Industry Segment	Sara Lee Corporation (NYSE)

(in millions)	Thirteen Weeks Ended
	Sales		Percent Change	Operating Income		Percent Change
	September 27, 2003	September 28, 2002		September 27, 2003	September 28, 2002
Sara Lee Meats	$995	$923	7.8%	$101	$90	13.3%
Sara Lee Bakery	836	822	1.7	40	45	(10.6)
Beverage	692	619	11.8	98	86	13.1
Household Products	540	478	12.9	67	72	(6.4)
Intimates and Underwear	1,604	1,693	(5.3)	127	213	(40.6)

Total sales and operating segment income	4,667	4,535	2.9	433	506	(14.4)
Intersegment sales	(1)	(1)	13.4	—	—	—
Amortization of identifiable intangibles	—	—	—	(25)	(24)	(5.5)
General corporate expenses	—	—	—	(79)	(57)	(39.4)

Total net sales and operating income	4,666	4,534	2.9	329	425	(22.6)
Net interest expense	—	—	—	(49)	(48)	(1.1)

Net sales and income before income taxes	$4,666	$4,534	2.9%	$280	$377	(25.7)%

See accompanying note to financial statements.

Consolidated Balance Sheets	Sara Lee Corporation (NYSE)

(in millions)
	September 27, 2003	June 28, 2003
ASSETS
Cash and equivalents	$121	$942
Trade accounts receivable	1,962	1,928
Inventories	2,759	2,704
Other current assets	388	378
Net assets held for sale	1	1

Total current assets	5,231	5,953
Other noncurrent assets	237	284
Property, net	3,282	3,350
Trademarks and other identifiable intangibles, net	2,086	2,110
Goodwill	3,388	3,387

	$14,224	$15,084

LIABILITIES AND EQUITY
Notes payable	$223	$75
Accounts payable	1,224	1,286
Accrued liabilities	2,854	2,834
Current maturities of long-term debt	1,005	1,004

Total current liabilities	5,306	5,199
Long-term debt	4,544	5,157
Deferred income taxes	237	200
Pension obligation	1,178	1,178
Other noncurrent liabilities	940	901
Minority interest in subsidiaries	61	358
Preferred stock	—	39
Common stockholders’ equity	1,958	2,052

	$14,224	$15,084

See accompanying note to financial statements.

Note to Financial Statements

1.)	Restructuring and Business Disposition Activities

During the first quarter of fiscal 2004, the corporation recognized $4 million of pretax costs related to exit and business disposition activities as compared to $9 million of pretax income from these activities in the first quarter of fiscal 2003. The $4 million of costs in the first quarter of fiscal 2004 consists of $9 million of income related to the disposition of businesses and investments and $13 million of costs related to exit costs. The $9 million of income related to the disposition of businesses and investments primarily consists of a $13 million gain resulting from the disposition of a minority ownership position in Johnsonville Foods Inc., offset by costs associated with the anticipated disposition of a component of a business. The $13 million of exit costs consists of $8 million of severance and $5 million of anticipated losses on the disposal of certain fixed assets. The exit and business disposition activities recognized in the first quarter of fiscal 2004 had no net impact on the diluted EPS reported in the quarter.

The $9 million of income in the first quarter of fiscal 2003 resulted from the corporation completing various business reshaping actions for amounts more favorable than previously estimated. As a result of these actions, net income and diluted EPS increased by $7 million and $.01, respectively.